Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (hereinafter "Agreement") made and entered into as of the  24th day of September 2009, by and between KESSELRING HOLDING CORPORATION, a Delaware Corporation (hereinafter referred to as the "Company") and JOSEPH SILVA, a New Hampshire resident (hereinafter referred to as “Executive"), effective September 11, 2009 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the Company is a public holding company traded on the Over the Counter Bulletin Board and its symbol is KSSH and its subsidiaries are engaged in cabinet manufacturing and door and hardware distribution.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. RECITALS

The foregoing recitals are true and correct in every respect and are incorporated by reference herein.

2. DEFINITIONS

a.	"Board" shall refer to the Board of Directors of Company.

b.	“Stock” shall mean common shares of KSSH.

3. DUTIES AND DEVOTION OF EFFORTS

a.
Duties.  Company hereby employs EXECUTIVE to exercise all authority as the Chief Executive Officer and Chief Financial Officer.  Company is aware that EXECUTIVE has other business interests that will require some of his time.

b.
Devotion of Effort.  EXECUTIVE hereby agrees to devote his best professional efforts to the interests of Company as described herein.  EXECUTIVE agrees to faithfully observe and abide by all rules, regulations and Bylaws of Company which are in force and which are brought to his attention.  During the term of the Agreement, EXECUTIVE shall conduct himself in a manner befitting his position as a professional corporate Chief Executive Officer.

4. TERM OF AGREEMENT

a.
Term.  The Term of this Agreement shall begin on the Effective Date, and end on December 11, 2009 ("Initial Term").  Upon expiration of the Initial Term, unless terminated pursuant to Section 7 of this Agreement, the Agreement shall be extended on a monthly basis (“Additional Terms”).

5. COMPENSATION

During each Term hereof, Company shall provide the following to EXECUTIVE:

a.	Base Compensation. Executive’s Monthly Base Compensation shall be $3,000. The Base Compensation shall be paid in accordance with Company’s uniform payroll procedures.

b.
Non-Cash Compensation.  Company shall provide EXECUTIVE with non-cash compensation equal to a common stock purchase warrant to acquire 1,000,000 shares of Stock exercisable at a price of $0.01 per share for a period of five years, half of which shall be exercisable immediately and half which shall be exercisable on December 11, 2010.

c.	Benefits. EXECUTIVE shall not be provided with benefits, which will be reviewed upon the extension of this Agreement.

d.
Miscellaneous Expenses.  Company shall reimburse EXECUTIVE for EXECUTIVE’s reasonable travel costs, promotional and business entertainment expenses, and all other related business expenses that are pre-approved in writing by Virgil Sandifer.

e.
King Bros.-related Bonus.  In the event that the Company or its shareholders consummate a merger, acquisition, sale, or similar transaction involving the King Bros. subsidiary during the Initial Term or an Additional Term or within one hundred and eighty (180) days after the termination of the Agreement, the Company shall pay a cash bonus equal to Twenty-Five Thousand Dollars ($25,000) to Executive at the time of the closing of such transaction.

f.
Other Business Combination or Financing Bonus.  In the event that the Company, its affiliates or shareholders consummates any other type of business combination (e.g., a merger, acquisition, sale, joint venture, combination, consolidation, debt or equity investment or financing, etc. involving the Company and/or any of its affiliates and any other entity) during the Term of the Agreement or within one hundred and eighty (180) days after the termination of the Agreement, the Company and Executive shall mutually agree, prior to the consummation of any such business combination, on additional related bonus compensation to be paid to EXECUTIVE.

6. EXECUTIVE EXPENSES

EXECUTIVE shall not be responsible for the payment of any approved expenses incurred in connection with his services provided to Company if such expenses are not paid by Company.

7. TERMINATION OF AGREEMENT

Either the EXECUTIVE or the Company may terminate the Agreement upon providing written notice to the other party at minimum five (5) business days prior to the end of the Initial Term or an Additional Term.

8. NOTICE

Any and all notices, requests, demands, directions or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given or made when personally delivered or mailed by registered or certified mail, postage prepaid, return receipt requested, addressed as follows or to such other address as the party to whom the same is intended shall have specified in conformity with the foregoing:

As to Company:	Kesselring Holding Corporation 602 West Valley Mall Blvd. Union Gap, WA 98901

As to EXECUTIVE:	Joseph Silva P.O. Box 170 689 1st N.H. Tpke. Northwood, N.H. 03261

9. INDEMNITY

a.
EXECUTIVE shall indemnify and hold Company harmless from and against any and all claims or actions brought by any person or from liabilities, losses, damages, costs, penalties and expenses, including but not limited to attorneys’ fees, costs and interest incurred by counsel of Company's choice, which may be sustained or incurred at any time by reason of:

(i)	EXECUTIVE’s gross negligence or willful misconduct in performing or failing to perform any service within the scope of EXECUTIVE's services under this Agreement; or

(ii)	Violations of the prohibitions of criminal statutes under federal or state law; or

(iii)	Violations of the prohibitions of civil statutes or regulations under federal or state law (other than those involving simple or ordinary negligence).

b.
Company shall indemnify and hold EXECUTIVE harmless from and against any and all claims or actions brought by any person or from liabilities, losses, damages, costs, penalties and expenses, including but not limited to attorneys’ fees, costs and interest incurred by counsel of Company's choice, which may be sustained or incurred at any time by reason of EXECUTIVE’s Performance of the services, responsibilities and duties set out in this Agreement, except as otherwise set forth in Article 9(a) hereof.

10. CONFIDENTIALITY   EXECUTIVE shall keep confidential and not use or disclose to others, except as expressly consented to in writing by Company or as required by applicable federal, state and local laws and regulations, any secrets or confidential technology, proprietary information, customer lists, or trade secrets of Company, or any matter, formula, technique or thing ascertained by EXECUTIVE through association with Company, the use or disclosure of which matter or thing might reasonably be construed to be contrary to the best interests of Company.

11. NON COMPETITION

a.	EXECUTIVE agrees that during the term of this Agreement and for a period of one (1) year following termination or expiration hereof, for any reason, EXECUTIVE will not directly or indirectly:

(i)	Solicit or contact any clients, potential clients or candidates, except on behalf of Company, or to persuade clients, potential clients or candidates to cease to do business with Company;

(ii)	Employ or retain, or attempt to employ or retain any person who is then, or at any time during the preceding year, an employee, contractor or consultant of Company;

(iii)	Compete with the business of Company;

(iv)
Disclose to anyone, any confidential information, trade secrets or client lists, or utilize such confidential information, trade secrets or client lists for EXECUTIVE’s own benefit, or for the benefit of any third parties.

(v)	Undertake any illegal activities or any acts that are not in the best interests of Company.

b.
For the purposes of this Agreement, the term “confidential information” shall mean all of the following materials and information (whether or not reduced to writing and whether or not patentable or subject to protection by a copyright) to which EXECUTIVE receives access or which EXECUTIVE develops, in whole or in part, as a direct or indirect result of EXECUTIVE’s services to Company or in the course of EXECUTIVE’s service with Company.

c.
EXECUTIVE agrees that the “confidential information” is and shall at all times remain the sole and exclusive property of Company and that any of the “confidential information” produced by EXECUTIVE shall be considered work for hire and the exclusive property of Company.

d.
Failure of any party at any time to insist upon strict performance of a condition, promise, agreement, or understanding set forth herein, shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of such condition, promise, agreement or understanding at a future time.

e.	The parties agree that Company may assign this Agreement, and any successor-in-interest shall have the right to full enforcement of this Agreement.

12. MISCELLANEOUS PROVISIONS

a.
Washington Law and Venue.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Washington.  If any action, suit or proceeding is instituted as a result of any matter or thing affecting this Agreement, the parties hereby designate Union Gap, WA, as the proper jurisdiction and the venue in which same is to be instituted.

b.
No Presumption.  The fact that the first (or later) draft of this Agreement was prepared by counsel for either party shall create no presumptions and specifically shall not cause any ambiguities to be construed against the other party.

c.	Headings. The Paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

d.
Binding Effect.  This Agreement shall be legally binding upon and shall operate for the benefit of the parties hereto, their respective heirs, personal and legal representatives, transferees, successors, assigns and beneficiaries.

e.
Entire Agreement.  This Agreement contains the entire agreement of the parties hereto with respect to the subject matter addressed herein, and all prior understandings and agreements, whether written or oral, between and among the parties hereto relating to the subject matter of this Agreement are merged in this Agreement.  Each party specifically acknowledges, represents and warrants that they have not been induced to sign this Agreement by any belief that the other will waive or modify the provisions of this Agreement in the future.

f.
Severability.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

g.	Counterparts. This Agreement may be signed and executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement.

h.
Non Assignable.  This Agreement, or any provision thereof, being in the nature of personal services, may not be assigned nor duties delegated to any other person or entity and any such purported assignment or delegation is void ab initio.

i.	Modification. This Agreement may only be modified in writing and signed by each of the parties hereto.

j.	Plural and Gender. Whenever used herein, the singular number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

k.
Survival.  All representations, warranties and provisions hereof without limitation shall survive the termination of this Agreement, the liquidation or dissolution of the Corporation, if any, and shall thereby continue in full force and effect at all times hereafter.

l.
No Waiver of Breach.  The waiver or inaction by either party hereto of a breach of any condition of this Agreement by the other party shall not be construed as a waiver of any subsequent breach by such party, nor shall it constitute a waiver of that party's rights, actual or inherent.  The failure of any party hereto in any instance to insist upon a strict performance of the terms of this Agreement or to exercise any option herein shall not be construed as a waiver or a relinquishment in the future of such term or option, but that the same shall continue in full force and effect.

m.
Merger.  All prior agreements, discussions or matters heretofore pending between the parties, unless specifically referred to herein, have been merged into this Agreement and no claim or assertion based upon agreements, purported or otherwise, not herein contained shall be binding or enforceable by either party.

n.
Non-Disclosure.  EXECUTIVE shall execute such non-disclosure agreement with respect to confidential information of Company as is required of all Executive staff of Company.  EXECUTIVE shall see that such non-disclosure agreements are executed by all Executive staff as a condition of continued service.

o.
Attorneys' Fees and Costs.  If it should become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs incurred in connection therewith.

p.
Waiver of Jury Trial.  To the extent permitted by law, in the event of a dispute between the parties, EXECUTIVE and Company hereby elect to have a judge rather than a jury resolve any future disputes and hereby waive a trial by jury of any and all issues arising in any action or proceeding relating to this Agreement or to their relationship.  However, for additional clarity, the following is a list of some of the types of claims included in this Waiver of Jury Trial: all claims in tort (for negligent or intentional acts), in contract (whether verbal or written), by statute, for constitutional violation, for wrongful discharge, discrimination, harassment, retaliation, or claims of personal injury, for compensatory, punitive, or other damages, expenses, reimbursements, or costs of any kind, including but not limited to, any and all claims, demands, rights, and/or causes of action arising out of their relationship from the beginning of time until the end of time.  The Parties understand that the right to a trial by jury is a constitutional right and that this election to have a judge determine any claim, rather than a jury, is a voluntary choice.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY: KESSELRING HOLDINCORPORATION

By:	/s/ Virgil Sandifer
Name: Virgil Sandifer
Title: Chairman

EXECUTIVE:

By:	/s/ Joseph Silva
Name: Joseph Silva